EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the "**Agreement**") is made this 10th day of February, 2021 (the "**Effective Date**") by and between the Ohio University, with an address at 340 West State Street, Athens, OH 45701 (hereinafter, "**OHIO**") and Advanced Carbon Materials LLC, with an address at 12115 Visionary Way, Suite 174, Fishers, IN 46038 (hereinafter, "**LICENSEE**"); collectively, "**Parties**", or singly, "**Party**".

WHEREAS, OHIO is a public institution of higher education subject to State of Ohio laws governing the proper use of university assets; and

WHEREAS, OHIO owns, controls or has the right to license the Licensed Subject Matter; and

WHEREAS, LICENSEE recognizes that OHIO owns the Licensed Subject Matter, which is useful in the conduct of LICENSEE's business; and

WHEREAS, LICENSEE recognizes that its anticipated business activity will encompass the practice of technology that requires a license to the Licensed Subject Matter; and

WHEREAS, LICENSEE desires to license the Licensed Subject Matter to develop and commercialize Licensed Products under the terms and conditions of this Agreement.

NOW, **THEREFORE**, in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1. Definitions.

"**Affiliate**" means any entity that: (a) directly or indirectly owns or controls; (b) is owned or controlled by; or (c) is under common ownership or control with another entity; where "ownership" and "control" mean: (i) possession, or the right to possession, of at least fifty percent (50%) of the voting stock of the entity; (ii) the power to direct the management and policies of the entity; (iii) the power to appoint or remove a majority of the board of directors of the entity; or (iv) the right to receive fifty percent (50%) or more of the profits or earnings of the entity. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

"**Confidential Information**" means all information, whether provided orally, in writing or through tangible materials, that is treated as confidential and/or proprietary when provided by one Party ("**Discloser**") to the other Party ("**Recipient**"); unless the information: (a) was already in possession of Recipient when provided by Discloser, as shown by competent evidence, other than from an individual affiliated with both Parties; (b) is now, or becomes in the future, public knowledge other than through a violation of this Agreement; (c) is independently developed by individual(s) not affiliated with both Parties and without knowledge of or access to the Confidential Information, as shown by contemporaneously written records; or (d) is lawfully obtained without restriction from a third party who did not obtain the information directly or indirectly from Discloser or another individual affiliated with both Parties.

"**Contract Period**" means each of the three-month periods ending on March 31, June 30, September 30, and December 31 of each Contract Year.

"**Contract Year**" means each 12-month period ending on December 31.

"**Critical Elements**" means the elements cobalt, lithium, selenium, silicon, tellurium, indium, and aluminum.

"**Field 1**" means the extraction, refinement and processing of Critical Elements.

"**Field 2**" means the extraction, refinement and processing of Rare Earth Elements.

"**Field 3**" means the extraction, refinement and processing of Graphene

"**Fields of Use**" means Field 1, Field 2 and Field 3 collectively.

"**Government**" means any agency, department or other unit of the United States of America or the State of Ohio.

"**Graphene**" means an allotrope of carbon consisting of a single layer of atoms arranged in a two-dimensional honeycomb lattice.

"**including**" means including, but without limitation.

"**Licensed Product**" means any product, process or service that: (a) is claimed in whole or in part by the Patent Rights and/or whose manufacture or use is claimed in whole or in part by the Patent Rights; and/or (b) is itself, or whose development, manufacture, use, sale or importation, uses, incorporates, is made with and/or is or was created or derived from any Patent Rights or Technology Rights.

"**Licensed Subject Matter**" means Patent Rights and/or Technology Rights.

"**Net Sales**" means the gross amount of consideration received by LICENSEE, Affiliates, and/or Sublicensees for Licensed Products sold, leased, transferred, used, performed or otherwise provided, less the amount specifically identified on the invoice for the following items directly attributable to the Licensed Products and borne by LICENSEE, Affiliates, or Sublicensees as the provider: (a) discounts and rebates granted; (b) sales, value added, use and other taxes and government charges, including import and export duties, but excluding income taxes; (c) freight, transport, packing and transit insurance charges; and (d) amounts refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount. Net Sales on Licensed Products transferred as part of a non-cash exchange or where the gross amount is not in immediately available funds shall be calculated at the average amount invoiced to third parties for such Licensed Products in the same country in the Contract Period. If there is no average amount, then OHIO shall select another reasonable benchmark.

"**Non-Royalty Sublicensing Consideration**" means the gross amount of consideration, excluding Net Sales, received directly or indirectly by LICENSEE, Affiliate, and/or each Sublicensee that grants a further Sublicense Agreement, including any: (a) fees, including fixed, option, distribution, license, maintenance and joint marketing fees; (b) payments, including milestones and minimum royalty payments; (c) non-cash consideration, including equity, the fair market value for each cross-license of intellectual and/or tangible property and debt forgiveness; (d) funding in excess of LICENSEE's or such Sublicensee's cost of performing the prospective research and development; and (e) any other property, remuneration or value given or exchanged for a Sublicense Agreement regardless of how any party characterizes such consideration.

"**Patent Rights**" means OHIO's rights in all: (a) patents and/or patent applications listed in Appendix 1; (b) patent applications that claim priority thereto, including all divisionals, continuations and continuations-in-part (but only to the extent of the subject matter that is fully disclosed and enabled by (a) to satisfy 35 U.S.C. §112); (c) patents issuing on (a) and/or (b); and (d) reissues, reexaminations, extensions and supplementary protection certificates referencing any of the foregoing; (e) all of the above as identified in Appendix 1 .

"**Payment Deadline**" means each day that is thirty (30) days after the last day of any particular Contract Period.

"**Rare Earth Elements**" means a group of 17 elements comprising the lanthanide series of elements in the periodic table plus scandium and yttrium. Specifically, lanthanum, cerium, praseodymium, neodymium, promethium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, lutetium, scandium and yttrium.

"**Sublicense Agreement**" means any agreement or arrangement pursuant to which LICENSEE directly or indirectly through intermediaries authorizes a third party to: (a) develop, manufacture, offer for sale, sell, lease, transfer, import and/or otherwise provide a Licensed Product; or (b) practice the Licensed Subject Matter; regardless of whether the agreement or arrangement requires or is captioned as a license or sublicense under the Licensed Subject Matter.

"**Sublicensee**" means any third party, including an Affiliate, with a Sublicense Agreement.

"**Technology Rights**" means OHIO's rights in unpatented subject matter, data (excluding protected health information as defined in the Health Insurance Portability and Accountability Act of 1996, codified as 42 U.S.C. 1320d or other personal protected information), and tangible materials, including Confidential Information, that are: (a) directly related to or disclosed in the Patent Rights or the Tech ID(s) listed in Appendix 1; (b) within the Field of Use; and (c) created at OHIO before the Effective Date by inventors who are named on the Patent Rights existing as of the Effective Date or by innovators listed on such Tech ID(s).

"**Territory**" means the United States.

2. License Grant and Commercialization.

2.1 **Grant.** Subject to the terms and conditions of this Agreement and LICENSEE's compliance therewith, OHIO grants and LICENSEE accepts a non-transferable, except as provided in Section 15, and royalty-bearing:

(a) exclusive license under Patent Rights in the Fields of Use in the Territory to make, have made, use, sell, offer for sale and import Licensed Products in the Fields of Use in the Territory; and

(b) non-exclusive license in the Fields of Use in the Territory to use Technology Rights to develop and make Licensed Products in the Fields of Use in the Territory.

OHIO reserves the right to practice, have practiced and transfer the Licensed Subject Matter for teaching, research, education, public service, clinical and other research-related purposes and to publish in connection therewith, including to grant rights to, and transfer material embodiments of, the Licensed Subject Matter to OHIO, other academic institutions, non-profit research institutions and governmental entities for these purposes.

Nothing contained in this Agreement or a Party's performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon LICENSEE, Affiliates, Sublicensees, any party in privity therewith or any customer thereof, any right, title or interest under any intellectual or tangible property right at any time, except for those rights under the Licensed Subject Matter expressly granted in Section 2.1. OHIO reserves all rights, titles and interests not expressly granted in Section 2.1 LICENSEE shall give written notice with Licensed Products regarding the conditions and restrictions on the rights granted, including to disclaim any implied license. If the Technology Rights include tangible materials, then such materials are provided in bailment to LICENSEE solely for the use permitted in Section 2.1(b). Nothing herein shall be construed as a sale of the Licensed Subject Matter. LICENSEE agrees not to practice the Patent Rights or use the Technology Rights outside the Field of Use or outside the Territory.

2.2 **Sublicensing.** Subject to the terms and conditions of this Agreement and LICENSEE's and Sublicensee's compliance therewith, LICENSEE may grant Sublicense Agreements under the Licensed Subject Matter provided:

(a) The Sublicense Agreement: (i) is in writing; (ii) has restrictions consistent with and terms that do not exceed the scope of rights granted to LICENSEE hereunder; (iii) states OHIO is a third party beneficiary thereunder; and (iv) includes a right of termination by LICENSEE in the event that Sublicensee acts in any manner that would constitute a breach of this Agreement if such action or inaction were that of LICENSEE. Notwithstanding Section 2.2(a)(ii), unless OHIO has provided prior written consent, no Sublicense Agreement shall be transferable, including to permit a Sublicensee to grant a further Sublicense Agreement.

(b) LICENSEE shall deliver to OHIO a copy of each Sublicense Agreement granted and all modifications or terminations thereof, within thirty (30) days following the applicable execution, modification or termination.

(c) Notwithstanding any Sublicense Agreement, LICENSEE shall remain liable to OHIO for all of LICENSEE's duties and obligations contained in this Agreement and Sublicensee's breach of its Sublicense Agreement and shall enforce the terms of the Sublicense Agreement, including to terminate for material breach, if requested to do so in writing by OHIO.

In the event a Sublicensee is an Affiliate of LICENSEE, the obligations of Sections 2.2(a)(i), 2.2(a)(iii) and 2.2(b) do not apply if an authorized officer of LICENSEE has certified in writing to OHIO that LICENSEE's corporate documents authorize it to obligate and bind the Affiliate named in the certification and LICENSEE has in fact done so in a manner that is consistent with the terms and conditions of this Agreement. Each such certification shall be attached and incorporated into this Agreement to evidence the Sublicense Agreement with the named Affiliate as a Sublicensee without the requirement for a formal amendment to this Agreement. Regardless of when the certification is attached to this Agreement, such Sublicense Agreement shall be given effect as of the date such certification is received by OHIO pursuant to Section 18.

2.3 **Government Rights.** LICENSEE understands that Licensed Subject Matter may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, under a funding agreement with a Government and, if so, that Government has certain rights relative thereto. This Agreement is limited by and made subject to the Government's rights under any such agreement and under any applicable Government's law or regulation, including 35 U.S.C. §200 et seq. ("**Bayh-**

Dole Act"). To the extent that there is a conflict between any such agreement, such applicable law or regulation and this Agreement, the terms and conditions of such Government agreement, and/or applicable law or regulation, shall prevail. LICENSEE agrees to comply and permit OHIO to comply with the Bayh-Dole Act, including to provide the reporting required, and unless waived pursuant to the Bayh-Dole Act to substantially manufacture Licensed Products and products produced through the use of Licensed Products in the United States.

2.4 **Diligent Commercialization.** LICENSEE, by itself or through its Sublicensees, shall use diligent and commercially reasonable efforts to commercialize Licensed Products in the Field of Use within the Territory. Without limiting the foregoing, LICENSEE shall, at a minimum: (a) maintain a bona fide, funded, ongoing and active research, development, manufacturing, marketing, and sales program to diligently make, offer for sale and sell Licensed Products so that Licensed Products are commercially available to the public as soon as commercially practicable; and (b) fulfill the milestone events stated below (the "**Diligence Milestones**"):

Diligence Milestone	Date to be Completed/Achieved
Develop a final design for a pilot facility exploiting the Licensed Product	January 1, 2022
Complete construction of the pilot facility exploiting the Licensed Product	January 1, 2023
Develop a final design for a commercial facility exploiting the Licensed Product	January 2, 2023
Identify a lead feedstock material source for the Licensed Product	January 1, 2024
Complete construction of the commercial facility exploiting the Licensed Product	June 1, 2024
First commercial sale of product exploiting the Licensed Product	January 1, 2025
Obtain Net Sales of a minimum of $1,000,000.00	January 1, 2026

If any of the obligations under this Section 2.4 are not fulfilled, OHIO may treat such failure as a breach in accordance with Section 8.3(b).

LICENSEE shall provide a written report on the completion of each Diligence Milestone to OHIO within ten (10) days of completion.

2.5 **No Use of OHIO Resources**. LICENSEE acknowledges that unless OHIO executes a sponsored research agreement with LICENSEE, LICENSEE shall not satisfy its diligence obligations with work conducted at OHIO. LICENSEE agrees not to develop Licensed Products at OHIO, or absent a separate agreement executed by the Parties, otherwise benefit from any development of Licensed Products performed by OHIO. The Parties shall evaluate the need for, and implement when necessary, a conflict of interest management plan for overseeing LICENSEE's activities related to the licensed rights in accordance with OHIO's conflict of interest policies and procedures.

3. Compensation.

3.1 **License Fee**. In partial consideration of the licenses granted herein, and in lieu of an up-front license fee, OHIO shall receive from LICENSEE a non-refundable payment of Ninety-Nine Thousand Seven Hundred Seventy-Three Dollars ($99,773), for the reimbursement of costs and expenses of filing, prosecuting, and maintaining the Patent Rights incurred by OHIO prior to the Effective Date of this Agreement ("Past Patent Expenses"). Such Past Patent Expenses shall be due and payable upon execution of this Agreement and must be received by OHIO within thirty (30) days of the Effective Date of this Agreement..

3.2 **Earned Royalties.** In addition to the considerations in Paragraph 3.1 and in further consideration of the licenses granted hereunder, LICENSEE shall pay to OHIO the royalties as described below. All royalties begin to accrue as soon as Licensed Products derived from or falling within the scope of the claims of the Patent Rights or using or incorporating the Technology Rights are provided to a third party or offered for sale. Royalty payments are due according to Article 5 of this License.

(A) In consideration of the license grant under the PATENTS, the following royalties will be paid in jurisdictions in the Licensed Territory where OHIO has pending or issued Patent Rights until such time as the last claim in the last Patent Rights in that specific jurisdiction expires:

(i) One and a half percent (1.5%) of Net Sales of Licensed Products in Field 1; and

(ii) One and a half percent (1.5%) of Net Sales of Licensed Products in Field 2; and

(iii) Two percent (2.0%) of Net Sales of Licensed Products in Field 3

(B) In consideration of the license grant under the Technology Rights, the following royalties will be paid in jurisdictions in the Licensed Territory where OHIO does not have pending or issued Patent Rights and any jurisdiction in the Licensed Territory where OHIO had Patent Rights but the last claim in the last Patent Right in any specific jurisdiction has expired:

One percent (1.0%) of Net Sales of Licensed Products defined in the Fields of Use that uses, incorporates, is made with and/or is or was created or derived from the Technology Rights..

For clarity, if more than one royalty rate applies to a given Net Sale, only one rate will be used to calculate Royalties and that rate will be the higher of the rates.

3.3 **Minimum Annual Royalties.** On or before the Contract Year and thirty (30) days prior to each Contract Year thereafter during the Term, LICENSEE shall pay OHIO a non-refundable minimum annual royalty as follows (each the "**Minimum Annual Royalty**"):

Field 1	
Calendar Year	Amount
CY- 2021 – CY2023	$0
CY2024	$0

CY2025	$7,500
CY2027 and each year thereafter	$100,000

Field 2	
Calendar Year	Amount
CY2021- CY2023	$0
CY2024	$0
CY2025	$7,500
CY2025	$50,000
CY2027 and each year thereafter	$100,000

Field 3	
Calendar Year	Amount
CY2021- CY2023	$0
CY2024	$0
CY2025	$10,000
CY2026	$70,000
CY2027 and each year thereafter	$125,000

Payment of the Minimum Annual Royalty may be credited toward Royalties due in the Contract Year to which the payment corresponds.

3.4 **Litigation Awards.** If as a result of litigation related to this Agreement, damages, royalties, or other consideration is received by LICENSEE , OHIO shall receive the greater of: (i) a royalty as set forth above as applied to the level of infringing sales or collection of accounts of unpaid sales of LICENSED PRODUCTS determined by a court or as a result of settlement of such claims, or (ii) after LICENSEE deducts all reasonable out-of-pocket costs of prosecuting such litigation, twenty-five percent (25%) of all monies received by LICENSEE, other than for actual damages for collection of accounts. Within sixty (60) days of being notified of being served or filing a lawsuit related to this Agreement, LICENSEE shall provide written notice of the litigation to OHIO.

3.5 **Sublicense Fees and Payments.** LICENSEE will collect and guarantee all payments which are due to OHIO as a result of LICENSEE sublicensing its rights under the provisions herein.

(A) The royalties paid to OHIO under Sublicense Agreements shall be no less than that set forth for LICENSEE in Article 3.2 above.

(B) In addition, LICENSEE shall pay to OHIO twenty-five percent (25%) of all Non-Royalty Sublicensing Consideration received by LICENSEE or Affiliates under Sublicense Agreements.

(C) Any payments due under this Paragraph 3.5 are due according to Article 5 below.

3.6 If this License is terminated for any reason, except breach of contract by OHIO, LICENSEE shall immediately assign all of its right, title, and interest to all Sublicense Agreements to OHIO, including the right to receive income. Provided that the Sublicense Agreements are consistent with the terms and conditions set forth in this License, the rights of Sublicensees of the LICENSEE and Affiliates shall continue as if the License remained in full force, with royalty and other benefits to OHIO to then be paid directly to OHIO.

4. **Reports and Plans.**

4.1 **Reports and Plans**. Utilizing the report forms in Appendix 2, incorporated herein by reference, or reasonable facsimiles thereof, LICENSEE shall provide to the attention of OHIO's notices contact stated in Section 18: (a) an annual written progress report by January 31 of each Contract Year; (b) a payment and royalty report each Contract Period by the Payment Deadline. If no payments are due in any Contract Period, then LICENSEE shall submit the report so stating. The obligations in this Section 4 are in addition to and not in lieu of the other reporting obligations in this Agreement.

5. **Payment, Records, and Audits.**

5.1 **Payments.** All amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. LICENSEE may not make any tax withholdings from payments to OHIO. LICENSEE shall make payments to OHIO by Electronic Funds Transfers (LICENSEE to pay all wire or other transfer fees). Such payments shall be made to the following account (for international transfers, use Swift Code: CHASUS33):

NAME OF BANK:	JPMorgan Chase Bank, NA
Bank ABA No.:	021000021
Swift#:	CHASUS33
Beneficiary Name:	Ohio University
Beneficiary Account No.:	480343099
Beneficiary Address:	Room 010 Chubb Hall Cashier's Office Athens, OH 45701
SPECIAL INSTRUCTIONS:	Attn: Director, Technology Transfer, License Agreement No. L202107

5.2 **Sales Outside the U.S.** If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by LICENSEE for its financial reporting purposes in accordance with U.S. Generally Accepted Accounting Principles (or foreign equivalent).

5.3 **Late Payments.** Amounts that are not paid when due shall accrue a late charge from the due date until payment is received by OHIO, at a rate equal to 1.5% per month (or the maximum allowed by law, if less). Acceptance of late payments does not negate or waive any other right or remedy to which OHIO may be entitled.

5.4 **Records.** For a period of six (6) years after the Contract Period to which the records pertain, LICENSEE agrees that it, Affiliates and Sublicensees shall keep complete and accurate records pertaining to any consideration relating to this Agreement and/or Sublicense Agreements, including Net Sales, Royalty payment calculations, Milestone

Fees, and Non-Royalty Sublicensing Consideration, in sufficient detail to enable payments or securities due hereunder to be determined and audited.

5.5 **Auditing.** OHIO or its representatives, shall be permitted, at OHIO's expense, to periodically examine and/or audit the records required by Section 5.4 ("**Examination**") during regular business hours, at LICENSEE's and/or its Sublicensee's place of business, on at least thirty (30) days advance notice, to verify any payment, securities or report relating to this Agreement and/or any Sublicense Agreement. For each Sublicensee, LICENSEE shall obtain such Examination rights for OHIO and itself. If LICENSEE conducts an Examination of Sublicensee's records, LICENSEE shall furnish to OHIO a copy of the findings from such Examination. No more than one Examination of LICENSEE and each Sublicensee shall be conducted under this Section 5.5 in any Contract Year. If any amounts due OHIO have been underpaid as of the date of the Examination, then LICENSEE shall immediately pay OHIO the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than five percent (5%) of the total amount due for the records so examined, LICENSEE shall also reimburse OHIO the costs of such Examination and any collection actions taken. Such Examinations may, at OHIO's sole discretion, consist of a self-audit conducted by LICENSEE and/or Sublicensee at their respective expense and certified in writing by an authorized officer of LICENSEE and/or Sublicensee.

6. Intellectual Property Management.

6.1 **Ongoing Patent Expenses.** LICENSEE shall pay all costs and expenses associated with the Patent Rights on or after the Effective Date within thirty (30) days after LICENSEE's receipt of each invoice. Notwithstanding the foregoing, OHIO may require LICENSEE to pre-pay costs and expenses predicted for certain Patent Rights upon written request, including for nationalization of the Patent Rights. Without limitation, failure to strictly comply with Sections 6.1 or 6.2 shall be considered a payment default under Section 8.3(a).

6.2 **Responsibility & Coordination.** In its discretion, OHIO shall control the preparation, prosecution, defense and maintenance of the Patent Rights using counsel of its choosing. So long as LICENSEE is not in default of Section 6.2, OHIO shall instruct such patent counsel to provide copies of all material documents it receives from or submits to patent offices regarding the Patent Rights in the Field of Use and Territory and OHIO shall reasonably consider LICENSEE's comments when timely provided. OHIO shall pay under large entity designation unless the LICENSEE and each of its Sublicensees are entitled to claim small entity designation with the USPTO and LICENSEE has provided OHIO written notice thereof. LICENSEE shall promptly notify OHIO upon loss of entitlement to small entity designation and, without limitation, pay all costs and expenses associated therewith.

6.3 **Foreign Filings.** In addition to the U.S., the Patent Rights shall, subject to applicable bar dates and LICENSEE's compliance with Section 6.2, be pursued in such foreign countries as LICENSEE so designates in writing to OHIO in sufficient time to reasonably enable the preparation of such additional filings (in no event less than thirty (30) days prior to any deadline), and in those foreign countries in which OHIO has filed applications prior to the Effective Date. If LICENSEE does not choose to pursue patent rights in a particular foreign country and OHIO chooses to do so, LICENSEE shall so notify OHIO, and thereafter said patent application or patent shall no longer be included in the Licensed Subject Matter and LICENSEE shall have no further rights thereto.

6.4 **Withdrawal from Paying Patent Costs.** If at any time LICENSEE wishes to cease paying for any costs for a particular Patent Right, including for patent prosecution in a particular jurisdiction, LICENSEE must give OHIO at least ninety (90) days prior written notice and LICENSEE shall continue to be obligated under Section 6.2 for costs and expenses incurred during said notice period. Thereafter, said patent application or patent shall no longer be included in the Licensed Subject Matter and LICENSEE shall have no further rights thereto.

6.5 **Challenge**. In the event LICENSEE, its Affiliate and/or any Sublicensee intends to challenge the validity or enforceability of any of the Patent Rights, whether through a declaratory judgment action, opposition, post-grant proceeding or otherwise, then LICENSEE shall: (a) give OHIO ninety (90) days prior written notice; (b) continue to make all payments due hereunder directly to OHIO, provided, however, payments due under this Agreement (other than those for reimbursement of costs) shall be doubled for the remainder of the Term; and (c) have no right to pay into escrow or other account any amounts due OHIO. For purposes of clarity, no payment made to OHIO is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights are invalid or unenforceable.

7. **Infringement and Litigation.**

7.1 **Notification**. OHIO intends to protect the Patent Rights against infringers or otherwise act to eliminate infringement, when, in OHIO's sole judgment, such action may be necessary, proper, and justified and makes reasonable business sense considering all factors. In the event that LICENSEE or its Sublicensee(s) believe there is infringement of any Patent Rights under this Agreement which is to its substantial detriment, LICENSEE will provide OHIO with notification and reasonable evidence of such infringement.

7.2 **Enforcement.** After LICENSEE or OHIO identifies probative evidence of an actual infringement of the Patent Rights in the Fields of Use and Territory, the parties shall confer to discuss the actions to be taken to abate the infringement, up to and including full legal action in a court of competent jurisdiction.

(a) If after such conference OHIO determines that a reasonable course of action to remedy such infringement exists, OHIO shall so notify LICENSEE in writing of this determination. LICENSEE shall have the first right to institute and prosecute at its own expense legal actions for infringement. OHIO shall, as the owner of the Patent Rights being infringed, provide any authorization necessary in that regard for LICENSEE to so prosecute as the party plaintiff. However, for clarity, in no event will LICENSEE or any Sublicensee have the right to demand that OHIO initiate or join in any suit for infringement. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of OHIO, which consent shall not unreasonably be withheld. Should LICENSEE prosecute an infringement suit, all recoveries obtained by such suit by LICENSEE shall be distributed between LICENSEE and OHIO as provided for in Paragraph 3.4 and Article 5 of this Agreement.

(b) If within six (6) months after having been notified in writing by OHIO that a reasonable course of action exists to remedy such infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and is not diligently prosecuting an infringement action, or diligently negotiating a sublicense to resolve the infringement matter, or if LICENSEE shall notify OHIO at any time prior thereto of its

intention not to bring suit against or negotiate a sublicense with any alleged infringer, then, and in those events, OHIO shall have the right, but shall not be obligated, to prosecute at its own expense any infringement. Upon request by OHIO, LICENSEE will provide OHIO with such assistance and information as may be useful to OHIO in connection with OHIO's taking such action (if the cause of action arose during the term of this Agreement and OHIO reimburses LICENSEE for LICENSEE's reasonable out-of-pocket expenses). In addition, OHIO reserves the right to enter into a non-exclusive license agreement with the infringing third party, in the Fields of Use and Territory, in order to resolve infringement matters if OHIO determines in its sole discretion that it is reasonable and appropriate to do so, which shall be without recourse by LICENSEE or any Sublicensee. If as a result of litigation related to this Agreement, damages, royalties, or other consideration is received by OHIO , LICENSEE shall receive Twenty-five percent (25%) of all monies received by OHIO (i) after OHIO deducts all reasonable out-of-pocket costs of prosecuting such litigation, including those reimbursed to LICENSEE by OHIO, and (ii) OHIO deducts royalties as set forth in Sections 3.2 and 3.3 of this Agreement as applied to the level of infringing sales of LICENSED PRODUCTS determined by a court or as a result of settlement of such claims.

8. Term and Termination.

8.1 **Term.** Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and continue until the last to expire of the Patent Rights ("**Term**").

8.2 **Termination by LICENSEE.** LICENSEE, at its option, may terminate this Agreement by providing OHIO written notice stating its reason for termination, and such termination shall become effective ninety (90) days after receipt of such notice by OHIO.

8.3 **Termination by OHIO.** OHIO, at its option, may immediately terminate this Agreement, in whole or in part, upon delivery of written notice to LICENSEE of OHIO's decision to terminate, if any of the following occur:

(a) LICENSEE has failed to make any payment when due under this Agreement, and does not make the required payment within twenty (20) days after delivery of written notice thereof from OHIO;

(b) LICENSEE is in breach of any non-payment provision of this Agreement, and does not (i) cure such breach within thirty (30) days after delivery of written notice from OHIO, or (ii) come to a reasonable, mutual agreement with OHIO to extend or modify such non-payment provision within thirty (30) days after delivery of the abovementioned written notice; or

(c) To the extent not prohibited by applicable law, LICENSEE or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, ownership or scope of one or more of the Licensed Subject Matter, or assist a third party in pursuing such a proceeding or action.

8.4 **Other Conditions of Termination.** This Agreement shall terminate:

(a) Immediately unless prohibited by applicable law, without the necessity of any action being taken by OHIO or LICENSEE if: (i) LICENSEE files a bankruptcy action or becomes bankrupt or insolvent; (ii) LICENSEE's Board of Directors elects to liquidate its assets or dissolve its business; (iii) LICENSEE ceases its business operations; (iv) LICENSEE makes an assignment for the benefit of creditors; or (v)

if the business or assets of LICENSEE are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b) At any time by mutual written agreement between LICENSEE and OHIO.

8.5 **Effect of Termination.** If this Agreement:

(a) Is terminated, then all Sublicense Agreements in compliance with this Agreement where the Sublicensee is in compliance as of the date of such termination with such Sublicense Agreement shall remain in effect and shall be assigned to OHIO, except that OHIO shall not be bound by terms or conditions set forth in any Sublicense Agreement that extend beyond the duties and obligations of OHIO set forth in this Agreement;

(b) Is terminated, then all rights granted under this Agreement immediately revert to OHIO, and LICENSEE and any Sublicensee that is not in compliance with this Agreement and its Sublicense Agreement, shall cease to practice the Licensed Subject Matter, including making, having made, distributing, having distributed, using, providing, selling, offering to sell, leasing, loaning and importing any Licensed Products after the effective date of termination;

(c) Is terminated, then within forty-five (45) days thereof, LICENSEE shall provide OHIO with a copy of all data, including data, owned or controlled by LICENSEE and/or Sublicensee(s) relating to each Licensed Product, and without further consideration LICENSEE hereby grants OHIO the right to access use and refer to, and have accessed, have used and to have referred to the foregoing, including any regulatory documents relating thereto solely in connection with a license under the Licensed Subject Matter;

(d) Is terminated or expires, then LICENSEE immediately shall tender payment of all accrued payments due to OHIO as of the effective date of termination or expiration, including payment of all unreimbursed costs and expenses incurred under Section 6 prior to the effective date of termination or expiration upon receipt of invoice therefor, and render a final report covering the subject matter described in Section 4; in each case regardless of whether otherwise due hereunder;

(e) Is terminated or expires, then nothing in this Agreement shall be construed to release either Party from any right or obligation that matured prior to the effective date of termination or expiration; and

(f) Is terminated or expires, then this provision Section 8.5(f) and the provisions of Sections 1 (Definitions), payment obligations in 7.2(a) and 7.2(b) (Enforcement), 9 (Confidentiality), 11.2 (OHIO Disclaimers), 12 (Limit of Liability), 13 (Indemnification Obligation), 14 (Insurance Requirements), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement until their purposes are fulfilled. In addition, the provisions of Sections 3 (Compensation), 4 (Reports and Plans), 5 (Payment, Records and Audits), 6 (Intellectual Property Management) and 8 (Term and Termination) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

9. **Confidentiality.**

9.1 **Treatment of Confidential Information**. Recipient shall use reasonable care to safeguard the confidentiality of the Confidential Information and shall not provide any Confidential Information to third parties or use other than as permitted below without Discloser's prior written consent.

9.2 **Right to Disclose**.

(a) LICENSEE consents to OHIO disclosing Confidential Information to other third parties to the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, on the condition OHIO has confidentiality obligations and non-use restrictions at least as stringent as those on OHIO hereunder with such third parties.

(b) To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, LICENSEE may disclose Confidential Information on the condition that the party to whom it provides the Confidential Information has agreed to terms and conditions of confidentiality and non-use at least as stringent as those on LICENSEE herein. In no event shall LICENSEE or anyone receiving Confidential Information from LICENSEE use Confidential Information in a manner detrimental to OHIO or its respective rights.

(c) If Recipient is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided it had promptly notified Discloser and had reasonably assisted Discloser, if needed, for Discloser to try to obtain a protective order or other remedy of Discloser's election and expense.

(d) Notwithstanding anything to the contrary, neither Party is obligated to maintain the existence of this Agreement as Confidential Information.

9.3 **Further Exclusions to Obligations of Confidentiality**. When Recipient is OHIO, Recipient is under no obligation for any Confidential Information which is provided by Discloser to anyone other than OHIO.

9.4 **Surviving Obligations**. All Confidential Information of the other party shall be returned or destruction certified at the end of the Term, at Discloser's election, provided that Recipient shall be permitted to retain one copy of the Confidential Information in its legal function in order to verify its compliance hereunder and electronic records maintained for archival purposes need not be destroyed. The Parties' confidentiality and non-use obligations under this Agreement shall survive the expiration or termination of this Agreement, and shall continue for a period of three (3) years thereafter.

9.5 **Injunctive Relief**. In addition to and not in lieu of any other rights or remedies, Discloser may seek specific performance, injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9 without showing actual monetary damages in connection therewith.

10. **Export Compliance.** Without limiting Section 11.3(c), LICENSEE shall observe all applicable United States and foreign laws and regulations with respect to the research, development, manufacture, marketing and transfer of Licensed Products and related technical data, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulation and hereby represents and covenants that LICENSEE:

(a) is neither a national of, nor controlled by a national of, any country to which the United States prohibits the export or re-export of goods, services, or technology; (b) is not a person specifically designated as ineligible to export from the United States or deal in U.S. origin goods, services, or technologies; (c) shall not export or re-export, directly or indirectly, any goods, services, or technology to any country or person (including juridical persons) to which the United States prohibits the export of goods, technology or services; and (d) in the event that a United States government license or authorization is required for an export or re-export of goods, services, or technology (including technical information acquired from OHIO under this Agreement and/or any products created by using such technical information or any part thereof), shall obtain any necessary United States government license or other authorization prior to undertaking the export or re-export. Without limitation, LICENSEE shall require a provision in Sublicense Agreement, substantially similar to this Section 10, requiring that Sublicensees comply with all then-current applicable export laws and regulations and other applicable laws and regulations.

11. Representations and Disclaimers.

11.1 **OHIO Representations.** Except for the rights, if any, of the Government, OHIO represents and warrants to LICENSEE that to the knowledge of OHIO: (a) OHIO is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner); (b) OHIO has the right to grant the license(s) hereunder; and, (c) OHIO has not knowingly granted and shall not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in this Agreement.

11.2 **OHIO Disclaimers.** EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT OHIO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES AND OHIO EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING AS TO THE LICENSED PRODUCTS, THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, NONINFRINGEMENT, BREADTH OF PATENT RIGHTS, WHETHER ANY CLAIM WILL ISSUE OR IS VALID, AND AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH MAY BECOME HELD, BY ANY ENTITY THAT MIGHT BE REQUIRED FOR THE PRACTICE OF LICENSED SUBJECT MATTER.

11.3 **LICENSEE Representation.** LICENSEE represents and warrants that: (a) LICENSEE has: (i) not been induced in any way by OHIO or its employees to enter into this Agreement; (ii) been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Agreement; (iii) adequate knowledge and expertise to conduct the due diligence; and (iv) accepted all risks inherent herein; (b) it is a duly organized and validly existing entity in good standing under the laws of its jurisdiction of organization, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder; (c) it shall comply with all applicable international, national, or local laws and regulations in its performance under this Agreement, including export control laws; (d) it shall diligently pursue the development, manufacture, and sale of Licensed Products throughout the Term; and (e) it shall continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 14.

12. **Limit of Liability.** IN NO EVENT SHALL OHIO OR ITS RESPECTIVE AFFILIATES, OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STUDENTS, TRUSTEES, AGENTS OR INDEPENDENT CONTRACTORS IN THEIR CAPACITY FOR OHIO OR SUCH AFFILIATE, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS OR REVENUE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR LICENSED SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR LIABILITIES AGAINST LICENSEE FOR WHICH IT PROVIDES INDEMNIFICATION (SECTION 13) OR FOR MISUSE, MIS-APPROPRIATION OR INFRINGEMENT OF OHIO'S INTELLECTUAL PROPERTY RIGHTS, LICENSEE SHALL NOT BE LIABLE TO OHIO FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13. **Indemnification Obligation.** LICENSEE agrees to hold harmless, defend and indemnify OHIO, its respective Affiliates, and its respective officers, directors, employees, students, inventors, trustees, agents, and independent contractors (**"Indemnified Parties"**) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses, including reasonable attorneys' fees and other expenses of litigation, resulting from claims or demands brought by third parties (collectively **"Liabilities"**) against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with this Agreement, and/or the exercise or practice of the rights granted hereunder by or under authority of LICENSEE and/or Sublicensee, or third party person or entity having a Licensed Product; provided, however, LICENSEE shall have no responsibility or obligation under this Section to the extent of Liabilities caused solely by the gross negligence or willful misconduct by OHIO.

14. **Insurance Requirements.** Prior to any Licensed Product being used, including for the purpose of obtaining regulatory approval, or offered for sale by LICENSEE or Sublicensee, and for a period of three (3) years after this Agreement expires or is terminated, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product to ensure its obligations under this Agreement. LICENSEE shall use commercially reasonable efforts to have OHIO and its respective Affiliates, officers, directors and employees named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (a) product liability coverage; (b) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement; and (c) coverage for abatement and/or litigation costs. Upon request by OHIO, LICENSEE shall provide OHIO with written evidence of such insurance. Additionally, LICENSEE shall provide OHIO with advance written notice of at least sixty (60) days prior to LICENSEE cancelling, not renewing, or materially changing such insurance.

15. **Assignment.** This Agreement is not assignable or otherwise transferable, including by operation of law, merger or other business combination, by LICENSEE without the prior written consent of OHIO, which consent shall not be unreasonably withheld if any assignee at the time of such assignment has the financial and development expertise to perform the obligations of LICENSEE hereunder, as reasonably determined by OHIO. For any permitted assignment or transfer to be effective, LICENSEE must be in good standing under this Agreement and the assignee must assume in writing all of LICENSEE's interests, rights,

duties, liabilities and obligations under this Agreement and agree to comply with all terms and conditions of this Agreement as if assignee were an original Party to this Agreement. OHIO shall be provided a copy of such writing within twenty-four (24) hours of its execution. OHIO may assign this Agreement and/or all or some of its rights hereunder, including Section 3.6 and will provide written notice thereof to LICENSEE.

16. **Patent Markings.** LICENSEE agrees that all Licensed Products shall be marked as permitted in accordance with each country's patent marking laws, including Title 35, U.S. Code, in the United States.

17. **Use of Name.** Any use by LICENSEE of the name OHIO or of any organization related to OHIO, including materials designed for the news media, is prohibited without the express written approval of OHIO. In this regard, OHIO hereby approves of LICENSEE's disclosures to prospective customers and to the public, through marketing materials or otherwise, of the existence of License and that LICENSEE is a licensee of OHIO for the rights granted to LICENSEE herein OHIO may use LICENSEE's name for annual reports, brochures, website and internal reports without prior consent. Neither Party shall use the trademarks or other marks of the other Party without the advance written consent of the owner of said marks.

18. **Notices.** Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, with postage prepaid and addressed to the following persons and addresses, or to such other addresses or persons as any Party may request by notice in writing to the other such Party:

LICENSEE ADDRESS

Advanced Carbon Materials LLC
Attn: General Counsel
12115 Visionary Way
Suite 174
Phone: (317) 855-9926
Fax: (606)-393-0190
Email: gqj@americanresourcescorp.com

OHIO ADDRESS

Ohio University
Attn: Director, Technology Transfer
340 West State Street
Athens, OH 45701
Phone: (740) 593-0976
Fax: (740) 593-0186
Email: silvajr@ohio.edu with copy to techtransfer@ohio.edu

19. **General Provisions.**

19.1 **Binding Effect**. This Agreement is binding upon the Parties hereto, their respective executors, administrators, heirs, assigns and successors in interest and inures to the benefit of the Parties and their permitted successors and assigns. Conveyances made in contravention with the terms of this Agreement shall be null and void.

19.2 **Construction of Agreement.** Both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement. Headings are for the convenience of the Parties and do not impart independent meaning to this Agreement.

19.3 **Counterparts and Signatures.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of this Agreement by transmission of a signed copy of this Agreement via facsimile or email. Digital, facsimile or scanned signatures are deemed equivalent to original signatures for the purposes of this License.

19.4 **Registration of Licenses**. LICENSEE agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation exists under law to so register or give notice and shall reasonably consider OHIO's comments regarding redaction.

19.5 **Governing Law; Jurisdiction.** This Agreement shall be construed and enforced in accordance with laws of the State of Ohio of The United States of America and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction embracing Athens County in the State of Ohio or, in the event of a claim against OHIO, in the Ohio Court of Claims. LICENSEE consents to and hereby waives any objection it may have to the jurisdiction of these courts.

19.6 **Modification.** Any modification of this Agreement shall be effective only if it is in writing and signed by duly authorized representatives of both Parties unless provided under Sections 2.2, 2.3, 6.4 or 6.5.

19.7 **Severability.** If any provision hereof is invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

19.8 **Third Party Beneficiaries.** Nothing in this Agreement shall be interpreted as placing the Parties in an employment, partnership, joint venture or agency relationship and neither Party shall have the right or authority to obligate or bind the other Party on its behalf. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties, and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights (other than LICENSEE), then LICENSEE hereby agrees that the following provisions extend to the benefit of the co-owner identified therein (excluding LICENSEE to the extent it is a co-owner) as if such co-owner was identified in each reference to OHIO: the retained rights under Section 2.1 (Grant), Section 2.3 (Government Rights); Section 6 (Intellectual Property Management); Section 7 (Infringement and Litigation); Section 9 (Confidentiality); Section 11.3 (OHIO Disclaimers); Section 12 (Limit of Liability); Section 13 (Indemnification Obligation); Section 14 (Insurance Requirements); Section 15 (Assignment); Section 17 (Use of Name); and Section 19.8 (Third Party Beneficiaries).

19.9 **Waiver.** Neither Party shall be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.10 **Cross Default.** In the event that LICENSEE is a party to any other agreement with OHIO, a default by LICENSEE of this or any other agreement shall be deemed a default under all other agreements with OHIO.

19.11 **Entire Agreement.** This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12 **Expiration**. The offer to execute this Agreement shall expire if this Agreement is not signed by both parties and returned to OHIO on or before 03/31/2021.

- REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

Ohio University	Advanced Carbon Materials LLC
BY: Joseph C. Shields Digitally signed by Joseph C. Shields DN: cn=Joseph C. Shields, o=Ohio University, ou, email=shieldj1@ohio.edu, c=US Date: 2021.02.11 16:13:14 -05'00'	BY:
NAME: Joseph C. Shields, Ph.D.	NAME: Mark Jensen
TITLE: Vice President for Research and Creative Activity	TITLE: Chief Executive Officer for the Managing Member
DATE: 02/11/2021	DATE:

Appendix 1

Description of Licensed Subject Matter

Patent Rights

OU Case No.	Country	File Date	Serial/Patent No.	Application Type	Issue Date
09027	United States	3/27/2009	61/163,991	Provisional	—
	United States	3/18/2010	8,029,759	Utility	10/4/2011
	PCT	3/19/2010	PCT/US2010/027922	PCT	—
	US Divisional	9/8/2011	8,409,305	Divisional Utility	4/2/2013
09029	United States	4/14/2009	61/169,018	Provisional	—
	PCT	4/14/2010	PCT/US2010/031033	PCT	—
	United States	10/14/2011	9,199,867	Utility	12/1/2015
12018	United States	4/9/2012	61/621,625	Provisional	—
	PCT	4/8/2013	PCT/US2013/035627	PCT	—
	United States	10/27/2015	10,544,503	Utility	1/20/2020
16022	United States	2/16/2016	62/295,647	Provisional	—
	PCT	2/16/2017	PCT/US2017/018177	PCT	—
	United States	8/14/2018	16/076,833	Utility	—

Technology Rights

OHIO Case No.	Title	Disclosure Date
09027	Coal Electrolysis: Hydrogen, Liquid Fuels, and Carbon Nanotubes Production	3/30/2009
09029	Simultaneous Removal of Ammonia, Urea, and Metals from Water	3/23/2009
12018	Methods for the Synthesis of Graphene from Coal, Carbon Chars, and Carbon Solid Sources	3/26/2012
16022	Roll-to-Roll Transfer of Graphene and Substrate Recovery	3/7/2016

Appendix 2

Report Form

EXAMPLE QUARTERLY ROYALTY REPORT TO OHIO UNIVERSITY

From: ____
(Company Name and License Agreement No.)

Reporting Period: From ________________ To __________________ (3 Month Period Ending March 31, June 30, September 30, and December 31, to be Reported by the following April 30, July 31, October 31, and January 31).

1. Sales Activity

Patent License Sales		
Product Sales	**Product Name**	**Units sold**
LICENSEE Sales		
Sublicensee Sales		
Service Sales	**Name**	**Units sold**
LICENSEE sales		
Sublicensee sales		
Technical Information License Sales		
TI Product Sales	**Product Name**	**Units sold**
LICENSEE Sales		
Sublicensee Sales		
TI Service Sales	**Name**	**Units sold**
LICENSEE sales		
Sublicensee sales		

2. **Earned Royalties**

Patent License (Paragraph	**Net Sales**	**Royalty Rate**	**Amount Due**
LICENSEE Product Sales			
Sublicensee Product Sales			
LICENSEE Service Sales			
Sublicensee Service Sales			
Technical Information License Sales	**Net Sales**	**Royalty Rate**	**Amount Due**
LICENSEE Product Sales (Paragraph			
Sublicensee Product Sales			
LICENSEE Service Sales			
Sublicensee Service Sales			
Non-Royalty Sublicensing Consideration			
Consideration Description			**Amount Due**

		Total Earned Royalties Due	$

3. **Minimum Annual Royalty Requirement for CY 20XX:** $__________

4. **Other Applicable Fees Due and Payable:**

Patent Costs Reimbursement Due $__________

Milestone Payments Due $__________

License fee due $__________

Other ______________________________ $__________

Total **$__________**

5. **Total Quarterly Payment** $

6. **Follow-On Inventions Developed during the Reporting Period:**

7. **Material Changes to Business during the Reporting Period:**

Please note that this report must be executed by a person possessing the authority to encumber the entity.

______________________________ ______________________________

Name: Date

Phone: ______________________________ Email: ______________________________